                                                                 EXHIBIT 99.2

             REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


             TO THE STOCKHOLDERS OF PRODUCTION OPERATORS CORP:

             We have audited the accompanying consolidated balance sheets of Production Operators Corp (a Delaware Corporation) and subsidiary as of September 30, 1996 and 1995, and the related consolidated statements of income, stockholders' investment and cash flows for each of the three years in the period ended September 30, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

             We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

             In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Production Operators Corp and subsidiary as of September 30, 1996 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended September 30, 1996 in conformity with generally accepted accounting principles.



             Arthur Andersen LLP


             Houston, Texas
             November 20, 1996

CONSOLIDATED STATEMENTS OF INCOME (dollars in thousands except per share data)


   for the years ended September 30,                    1996       1995       1994
   REVENUES
   Sales and services                                $90,536    $71,245    $59,338
   Other income                                        1,267      1,556      2,073
                                                      91,803     72,801     61,411
   COSTS AND EXPENSES
   Cost of sales and services                         39,636     33,210     29,250
   Depreciation and amortization                      15,949     10,855      8,686
   General and administrative expenses                 7,721      6,651      6,659
   Interest and debt expenses                          1,965      1,100         --
                                                      65,271     51,816     44,595
   Income before income taxes                         26,532     20,985     16,816
   Provision for income taxes                          9,036      7,008      5,824
   Income from continuing operations                  17,496     13,977     10,992
   Discontinued Operations
     Operating income (loss), net of income taxes         --       (449)     1,005
     Provision for disposal, net of income taxes          --     (6,702)        --
     Income (loss) from discontinued operations           --     (7,151)     1,005
   Income before cumulative effect of change in
    accounting principle                              17,496      6,826     11,997
   Cumulative effect of change in accounting
    principle (SFAS No. 109)                              --         --        200
   Net income                                        $17,496    $ 6,826    $12,197


   NET INCOME PER SHARE



   Primary and fully diluted
    Income from continuing operations                $  1.70    $  1.37    $  1.08
    Income (loss) from discontinued operations            --       (.70)       .10
    Cumulative effect of change in accounting
      principle (SFAS No. 109)                            --         --        .02
    Net income                                       $  1.70    $   .67    $  1.20


   Weighted average shares outstanding                10,291     10,203     10,180


             The accompanying notes are an integral part of these
                       consolidated financial statements.

   CONSOLIDATED BALANCE SHEETS (dollars in thousands)


September 30,                                                     1996         1995
ASSETS
Current assets:
 Cash and cash equivalents                                   $   1,466    $     985
 Marketable securities                                             201          202
 Receivables, net:
   Sales and services                                           20,388       16,492
   Construction - work in progress                               4,592        6,835
 Inventories - at cost:
   Compressor parts and supplies                                 6,486        4,852
   Construction - work in progress                               2,433        2,452
 Prepaid expenses and other                                      5,866        4,956
 Current tax benefit                                                --        2,785
 Net assets of discontinued operations                              --        8,981
Total current assets                                            41,432       48,540

Property and equipment:
 Land and buildings                                              8,374        8,244
 Compression and processing equipment                          257,700      232,908
 Pipelines                                                         154        6,164
 Other equipment                                                 8,019        7,065
                                                               274,247      254,381
Less accumulated depreciation
 and amortization                                             (100,940)     (91,386)
                                                               173,307      162,995
Long-term receivable and other assets                            7,952        8,697

                                                             $ 222,691    $ 220,232

LIABILITIES AND STOCKHOLDERS' INVESTMENT

Current liabilities:
 Accounts payable                                            $   8,361    $   9,967
 Accrued liabilities                                            13,084        7,829
 Income taxes payable                                            1,283           --
Total current liabilities                                       22,728       17,796

Senior term notes                                               23,131       46,005
Deferred income taxes                                           21,178       17,781
Stockholders' investment                                       155,654      138,650

                                                             $ 222,691    $ 220,232


              The accompanying notes are an integral part of these
                       consolidated financial statements.

   CONSOLIDATED STATEMENTS OF STOCKHOLDERS' INVESTMENT (dollars in thousands)

                                               $1 Par     Additional                   Deferred
                                   Common     Paid-In     Retained     Compensation    Treasury
three years ended                  Stock      Capital     Earnings         ESOP          Stock           Total
  September 30,1996
BALANCE, SEPTEMBER 30, 1993
  10,258,901 shares
  (204,582 in treasury)          $10,259      $70,849      $47,544        $(3,917)        $(1,770)       $122,965
Net income                            --           --       12,197             --              --          12,197
Cash dividends of $.24 per            --           --       (2,417)            --              --          (2,417)
  share
Exercise of options to purchase
  17,992 shares (182 shares           --           81           --             --             150             231
  surrendered in payment)
Deferred compensation
  relating to ESOP Plan               --           --           --            628              --             628
Tax benefits from dividends
  on ESOP shares                      --           --           38             --              --              38
Stock awards - 2,325 shares           --           58           --             --               6              64
BALANCE, SEPTEMBER 30, 1994
  10,258,901 shares
  (184,447 in treasury)           10,259       70,988       57,362         (3,289)         (1,614)        133,706
Net income                            --           --        6,826             --              --           6,826
Cash dividends of $.26 per            --           --       (2,627)            --              --          (2,627)
share
Exercise of options to
purchase 50,358 shares                --          123           --             --             441             564
Deferred compensation
  relating to ESOP Plan               --           --           --             87              --              87
Tax benefits from dividends
  on ESOP shares                      --           --           40             --              --              40
Stock awards - 2,438 shares           --           45           --             --               9              54
BALANCE, SEPTEMBER 30, 1995
  10,258,901 shares
  (131,651 in treasury)           10,259       71,156       61,601         (3,202)         (1,164)        138,650
Net income                            --           --       17,496             --              --          17,496
Cash dividends of $.28 per            --           --       (2,846)            --              --          (2,846)
share
Exercise of options to purchase
  55,661 shares (4,602 shares         --          830           --             --             343           1,173
  surrendered in payment)
Deferred compensation
  relating to ESOP Plan               --           --           --            862              --             862
Tax benefits from dividends
  on ESOP shares                      --           --           43             --              --              43
Stock awards - 9,224 shares           --          237           --             --              39             276
BALANCE, SEPTEMBER 30, 1996
  10,258,901 shares
  (71,368 in treasury)           $10,259      $72,223      $76,294        $ (2,340)       $  (782)       $155,654


              The accompanying notes are an integral part of these
                      consolidated financial statements.

   CONSOLIDATED STATEMENTS OF CASH FLOWS (dollars in thousands)


   for the years ended September 30,                         1996        1995<F1>        1994<F1>
   CASH FLOWS FROM OPERATING ACTIVITIES

   Cash received from clients                             $ 96,061    $ 73,772         $ 70,755
   Cash paid to suppliers and employees                    (51,070)    (45,114)         (48,804)
   Interest paid                                            (1,945)     (1,620)            (259)
   Income tax paid                                          (2,039)     (4,138)          (3,177)
   Interest and dividends received                             531         717              938
   Net refund of federal, state and local taxes                786          --               --
   Cash received on claims and other income                    684         721              533
                                                            43,008      24,338           19,986

   CASH FLOWS FROM INVESTING ACTIVITIES

   Net additions to property and equipment                 (28,315)    (63,272)         (41,217)
   Proceeds from sale of property, equipment
    and marketable securities                               12,197       6,440           16,299
   Purchase of securities                                       --        (677)            (640)
   Other                                                    (2,390)     (4,503)            (690)
                                                           (18,508)    (62,012)         (26,248)

   CASH FLOWS FROM FINANCING ACTIVITIES

   Additions to (reductions of) net borrowings
    on long-term senior notes                              (22,874)     40,005            6,000
   Dividends paid                                           (2,846)     (2,627)          (2,417)
   Reduction of ESOP bank loan                                  --          --             (435)
   Decrease in deferred compensation
    under Company's ESOP Plan                                  862          87              628
   Cash received upon exercise of stock options              1,012         491              204
   Cash bonus paid upon exercise of stock options             (114)       (315)            (113)
   Repurchases of stock awards                                 (59)        (19)             (21)
                                                           (24,019)     37,622            3,846

   Net increase (decrease) in cash and cash equivalents        481         (52)          (2,416)
   Cash and cash equivalents at beginning of year              985       1,037            3,453

   Cash and cash equivalents at end of year               $  1,466    $    985         $  1,037


<F1>Consolidated Statements of Cash Flows for 1995 and 1994 have not been restated to remove the effect of discontinued operations.

              The accompanying notes are an integral part of these
                      consolidated financial statements.

   RECONCILIATION OF NET INCOME TO CASH FLOWS
   FROM OPERATING ACTIVITIES (dollars in thousands)


   for the years ended September 30,                             1996           1995<F1>       1994<F1>
   Net income                                                 $ 17,496       $  6,826       $12,197

       ADJUSTMENTS
       Depreciation, depletion and amortization                 15,949         14,216        13,710
   Provision for deferred income taxes                           3,397          3,963         2,305
   Provision for tax benefits on stock option
        exercises and ESOP dividends                               318            427           178
   Gain on sale of property, equipment and
    marketable securities                                       (2,462)        (1,434)       (1,723)
   Increase in receivables                                        (481)        (6,920)       (2,753)
   Increase in prepaid expenses and other                         (910)        (3,259)         (706)
   (Increase) decrease in inventories                           (1,615)           (65)        1,309
   (Increase) decrease in long-term receivable
        and other assets                                         3,295          1,913        (4,854)
   Increase (decrease) in accounts payable                      (1,606)         3,640        (2,921)
   Increase (decrease) in accrued liabilities                    5,255            (38)        2,684
   (Increase) decrease in current tax benefit                    2,785         (1,452)           --
   Increase (decrease) in income taxes payable                   1,283           (279)          675
   Cumulative effect of change in accounting principle              --             --          (200)
   Issuance of stock awards                                        335             74            85
   Other                                                           (31)            24            --
   Loss on disposal of discontinued operations                      --          6,702            --
                                                                25,512         17,512         7,789

   Net cash provided by operating activities                  $ 43,008       $ 24,338       $19,986

              The accompanying notes are an integral part of these
                       consolidated financial statements.

<F1>Reconciliation of Net Income to Cash Flows from Operating Activities for
1995 and 1994 has not been restated to remove the effect of discontinued operations.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

   September 30, 1996, 1995 and 1994


   1.  Statement of Significant Accounting Policies and
       Other Matters

   PRINCIPLES OF CONSOLIDATION

   Consolidated financial statements include the accounts of Production Operators Corp (the Company) and its operating subsidiary, Production Operators, Inc., together with its subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

   BUSINESS SEGMENTS

   The Company presently conducts its operations in a single business segment, contract gas handling services. Prior to fiscal year 1995, the Company had operated in two business segments consisting of contract gas handling services, including enhanced oil recovery (EOR), in the oil field services industry and oil and gas producing operations. Due to the decline in the size of the EOR area and the same basic business focus of operating compression equipment, EOR results are included in contract gas handling services beginning in fiscal 1995. As of September 30, 1995, the Company announced that a plan was adopted to exit the oil and gas producing business and to dispose of all existing oil and gas producing properties. Accordingly, the results of operations and net assets for oil and gas producing activities have been reclassified in the consolidated financial statements, except for the Consolidated Statements of Cash Flows, as discontinued operations for all periods presented. Reference is made to "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Note 9 for additional information.

   Approximately 42% of the Company's revenues from sales and services during the year ended September 30, 1996 were from two clients, each of which accounted for 10% or more of total revenues. Revenues from the Williams Companies accounted for approximately 32% of the Company's revenues, the majority of which is under ten-year operating agreements. Petroleos de Venezuela and its affiliates accounted for approximately 10% of the Company's revenues, the majority of which is under long-term contracts with one or more of their operating affiliates. During the two previous fiscal years ended September 30, 1995 and 1994, approximately 34% and 27%, respectively, of the Company's revenues were from its two largest clients.

   The Company's revenues are derived principally from sales to clients in the oil and gas industry, including sales to state-owned foreign operating entities. This industry concentration has the potential to impact the Company's exposure to credit risk, either positively or negatively, because clients may be similarly affected by changes in economic or other conditions. The creditworthiness of this client base is strong and the Company has not experienced significant credit losses on its receivables.

   The Company may be exposed to the risk of foreign currency exchange losses in connection with its operations. These losses would be the result of holding net monetary assets denominated in the foreign currency during periods when it is devaluing compared to the U.S. dollar. Such exchange rate losses have not been and are not expected to be material principally because substantially all contracts require payments from clients in U.S. dollars. Additionally, only minimal foreign currency balances are maintained.

   REVENUE RECOGNITION

   Revenues from sales and services are recognized as the products are delivered and services are performed.

   INCOME TAXES

   Effective October 1, 1993 the Company adopted Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes." Under SFAS No. 109 entities are required to measure and report deferred income taxes to reflect the tax consequences on future years of temporary differences between net carrying values and tax bases of assets and liabilities as of the end of each reporting period. The adoption of the new standard resulted in a cumulative positive adjustment to income of $200,000 in the first quarter of fiscal 1994.

   CASH EQUIVALENTS

   The Company considers all highly liquid debt instruments purchased having a maturity of three months or less to be cash equivalents.

   MARKETABLE SECURITIES

   Marketable securities are comprised of U.S. Treasury obligations which are stated at the lower of cost or market.

   RECEIVABLES

   Receivables are stated net of allowance for doubtful accounts of $156,000 at September 30, 1996 and $159,000 at September 30, 1995.

   INVENTORIES

   Inventories consist of (1) parts and supplies recorded at the lower of average cost or market and (2) work in progress which reflects the cost of materials and services related to construction activities. Cost is determined using the average cost method.

   ACCRUED LIABILITIES

   Accrued liabilities include $6.1 million of prepayments of certain contractual arrangements for the fabrication of client owned units and related services as of September 30, 1996. As of September 30, 1995, accrued liabilities include $2.2 million of reserve for discontinued operations. No other single component of accrued liabilities in either period exceeded 5% of total current liabilities.

   RETAIL STORE PROPERTIES

   The Company owns five retail store properties, which are leased under agreements that provided rental income of $562,000, $559,000 and $545,000 for the fiscal years ended September 30, 1996, 1995 and 1994, respectively.

   EMPLOYEE STOCK OWNERSHIP PLAN

   In July 1993 the Company's Board of Directors authorized a loan to the Employee Stock Ownership Plan (ESOP) for the purchase by the ESOP of up to 200,000 shares of Production Operators Corp common stock. The loan is collateralized during its seven year term by the shares acquired with the proceeds under a promissory note dated August 1, 1993 executed by the trustees of the ESOP in favor of the Company. At September 30, 1996 and 1995, the ESOP had borrowings outstanding under the note in the amount of $2,340,000 and $3,202,000, respectively. Under the terms of the ESOP, the Company is obligated to make contributions to the ESOP which are used to repay the loan to the Company. Therefore, during the term of the loan, the Company holds a note receivable from the ESOP and, concurrently, is required to make future payments to the ESOP for deferred compensation obligations in the same amount. Since the Company has not refinanced the note through a bank, neither the note receivable nor the corresponding liability is reflected in the consolidated balance sheets.

   DEPRECIATION

   Property and equipment are recorded at cost and are depreciated on a straight-line basis over their estimated useful lives. The ranges of annual depreciation percentages are as follows: buildings, 3% to 4%; compressor units, 8% to 10%; and other equipment, 10% to 50%. Maintenance and repair costs are expensed as incurred.

   NET INCOME PER SHARE

   Primary and fully diluted net income per share amounts are computed based on the weighted average number of shares of common stock outstanding during the year and include the effect of shares issuable under outstanding stock options.

   2.  Income Taxes

   The Company and its subsidiary file a consolidated federal income tax return. The consolidated provision for federal and state income taxes on continuing operations consists of the following:

   (thousands) for the years ended September 30,    1996       1995        1994
   Currently payable
     International                                 $   --      $   --     $   --
     U.S.                                           5,321       2,618      3,600
                                                    5,321       2,618      3,600
   Deferred
     International                                  1,966         834         --
     U.S.                                           1,749       3,556      2,224
                                                    3,715       4,390      2,224
    Total provision                                $9,036      $7,008     $5,824


   Deferred income taxes result from temporary differences in the recognition of revenues and expenses for tax and financial statement purposes. The primary components of the Company's deferred tax liability are as follows:

   (thousands) September 30,                       1996      1995        1994
   Differences in depreciable and                $21,096   $16,828     $15,191
    amortizable basis
   Income accrued for financial reporting, not
    yet reported for tax                             752       891       1,027
   Other                                            (670)       62        (125)
    Total deferred tax liability                 $21,178   $17,781     $16,093


   The tax provisions of $9,036,000, $7,008,000 and $5,824,000 for the years ended September 30, 1996, 1995 and 1994, respectively, were different from the amounts resulting from multiplying income before income taxes by the applicable statutory tax rates. The reasons for these differences are as follows:

   percent of pretax income for years
       ended September 30,                              1996       1995      1994
   Federal income tax at statutory rates                34.0%      34.0%     34.0%
   Investment tax credits, net of recapture               --       (1.5)       .3
   State taxes, net of federal benefit                   2.2        1.5       2.4
   International rate differential                       (.1)       (.1)     (1.4)
   Reduction in International deferred tax rates        (2.9)        --        --
   Other items, net                                       .9        (.5)      (.7)
    Effective tax rate                                  34.1%      33.4%     34.6%

   At September 30, 1996 the Company had no investment tax credit carryovers. In fiscal 1994 the Company adopted SFAS 109 which required a change in the method used to compute deferred income taxes. Such adoption did not have a material effect on the Company's financial position or results of operations.

   3.  Indebtedness

   The Company has an unsecured revolving credit facility with two banks totaling $50,000,000. The credit agreement is scheduled to expire on December 31, 1999, at which time any outstanding borrowings would become due and payable. Borrowings under the facility bear interest at either the prime rate or 43.75 basis points above the London Interbank Offering Rate (LIBOR). The Company is required to pay an annual commitment fee of 17.5 basis points on the unused portion of the facility. At September 30, 1996 the Company had borrowings of $19,500,000 under the agreement.

   The agreement contains provisions which, among other things, limit total borrowings to a multiple of cash flow and require the maintenance of a minimum financial ratio of debt to tangible net worth. The agreement also contains restrictions on additional indebtedness, creation of liens and sale of assets. At September 30, 1996 the Company was in compliance with these requirements.

   At September 30, 1996 the Company had unsecured lines of credit with three banks totaling $30,000,000. These facilities bear interest generally at the lesser of the prime or commercial paper rates and have a maturity date as agreed to between the Company and the banks at the time of advance of funds. Such maturities are typically between one and ninety days and are generally repaid from the unsecured revolving credit facility. Accordingly, these lines of credit have been classified as long-term obligations in the accompanying consolidated financial statements. At September 30, 1996 the Company had borrowings of $3,631,000 under these agreements.

   4.  Common Stock and Related Matters

   At September 30, 1996 there were 15,000,000 shares of $1.00 par value common stock and 500,000 shares of no par value preference stock authorized. No shares of preference stock have been issued.

   5.  Employee Thrift, Stock Ownership and Profit Sharing Plans

   The Company has a contributory thrift plan (401(k) savings plan) under which the contributions of participating employees are matched by the Company to the extent of 50% of the employee's qualified savings. The Company's contributions to this plan for the years ended September 30, 1996, 1995 and 1994 were $323,000, $327,000 and $306,000, respectively.

   The Company's ESOP, established in 1989, covers all full-time employees of the Company's domestic subsidiaries. ESOP contributions are made at the discretion of the Company's Board of Directors. The amounts contributed to the ESOP by the Company for the years ended September 30, 1996, 1995 and 1994 amounted to $891,000, $818,000 and $785,000, respectively. Dividends received by the ESOP Trust and applied to reduction of the ESOP term loan amounted to $126,000, $119,000 and $113,000 for the years ended September 30, 1996, 1995 and 1994, respectively.

   The Company has a noncontributory profit sharing plan covering all full-time employees of the Company's domestic subsidiaries. Concurrent with the establishment of the ESOP in fiscal 1989, contributions to the profit sharing plan were suspended until all indebtedness related to the ESOP has been paid. At September 30, 1996 the ESOP had borrowings outstanding in the amount of $2,340,000.

   6.  Stock Options

   Under the Company's long-term incentive plan, the option price or restricted stock value is the fair market value of its shares on the date of grant. Stock options generally are exercisable at the rate of 25% per year beginning one year after the date of grant and expire ten years after grant date. Restricted stock vests beginning one year after grant date and is fully vested three years after grant date. No accounting recognition is given to stock options until they are exercised, at which time the option price received and related tax benefit are credited to the equity account and shares are issued. The fair market value of restricted stock at the time of grant is charged to reported earnings over the vesting period. At September 30, 1996 stock options and restricted stock were held by 27 employees.

   The following is a summary of stock options and restricted stock:

   1996                                             Shares         Price
   Options outstanding October 1, 1995             385,540    $ 4.375-$31.50
   Options and restricted stock granted             51,477     31.375- 35.00
   Options canceled                                     --       --  -   --
   Restricted stock vested                            (622)
   Options exercised                               (55,661)     6.25 - 28.25
   Options outstanding
    September 30, 1996                             380,734      4.375- 35.00
   Shares reserved for future grants               331,383


   1995                                             Shares        Price
   Options outstanding October 1, 1994             350,346    $ 4.375-$31.50
   Options and restricted stock granted             85,552     23.875- 31.50
   Options canceled                                     --       --  -  --
   Options exercised                               (50,358)     4.375- 17.00
   Options outstanding
    September 30, 1995                             385,540      4.375- 31.50
   Shares reserved for future grants               382,860

   Options are granted under the 1992 Long-Term Incentive Plan which received shareholder approval at the Company's February 1993 annual meeting. The 1992 Plan has a 10-year term and authorizes 700,000 shares for future grants.

   In October 1995, the Financial Accounting Standards Board issued Statement No. 123 ("SFAS No. 123"), a new standard on accounting for stock based compensation. This standard establishes a fair value based method of accounting for stock compensation plans and encourages companies to adopt SFAS No. 123 in place of the existing accounting method which requires expense recognition only in situations where stock compensation plans award intrinsic value to recipients at the date of grant. Companies that do not follow SFAS No. 123 for accounting purposes must make annual proforma disclosures of its effects. Adoption of the standard by the Company is required in fiscal 1997, although earlier implementation is permitted. The Company plans to continue its current accounting for stock based compensation and only adopt SFAS No. 123 proforma disclosures. The Company does not believe that when adopted SFAS No. 123 will have a material impact on its financial position and results of operations.

   7.  Commitments and Contingencies

   The oil and gas industry has experienced increased scrutiny by federal and state agencies regarding various environmental issues. Management is of the opinion that the Company has no material exposure at this time.

   The Company leases vehicles under operating leases. Total operating lease rental expense was $1,083,000 for fiscal 1996. Aggregate future rentals subject to noncancelable leases are as follows: 1997 - $1,017,000; 1998 - $532,000 and 1999 - $365,000.

   8. Quarterly Financial Data (Unaudited)

    (thousands except per share data)        First     Second       Third     Fourth
    Quarters in Fiscal Year Ended
     September 30, 1996
    Revenues                               $22,124    $21,743     $22,868    $25,068
    Income before income taxes               6,234      6,098       6,874      7,326
    Net income                               4,057      4,113       4,534      4,792
    Net income per share                     $ .40      $ .40       $ .44      $ .46
    Quarters in Fiscal Year Ended
     September 30, 1995
    Revenues                               $16,810    $17,465     $18,658    $19,868
    Income (loss) after tax
      Continuing operations                  3,167      3,152       3,576      4,082
      Discontinued operations                  (89)      (115)        (42)    (6,905)
    Net income (loss)                        3,078      3,037       3,534     (2,823)
    Income (loss) per share after tax
      Continuing operations                  $ .31      $ .31       $ .35      $ .40
      Discontinued operations                 (.01)      (.01)         --       (.67)
      Total                                    .30        .30         .35       (.27)

   9.  Discontinued Operations

   As of September 30, 1995, oil and gas production activities were classified as discontinued operations. In connection with this discontinuance, the Company recorded a fourth quarter charge of $6.7 million, net of related income tax benefits and expected future operating losses of $3.6 million. This provision included a writedown of oil and gas properties to net realizable value and the estimated costs of disposing of these operations, less the expected applicable tax benefits. Also included in the discontinuation was a plan to dispose of or reapply the Comanche Creek pipeline which, prior to fiscal 1995, had been reported in the Company's enhanced oil recovery operations. In fiscal 1996 all property sales were concluded with no further adjustments required. Proceeds from these sales (cash and other consideration) were $8.9 million in fiscal 1996 and $.7 million in fiscal 1995.

   Operating results of the discontinued operations were as follows:

   (thousands) for the years ended September 30,    1996         1995        1994
   Operating revenues                             $ 2,482      $ 9,198     $14,055
   Income (loss) from operations                      (65)        (690)      1,516
   Income tax expense (benefit)                       (22)        (241)        511
   Income (loss) after income taxes               $   (43)     $  (449)    $ 1,005

   10. Geographic Operating Areas

   Financial data by geographic operating areas is summarized as follows:

                               Revenues                     Income before tax               Identifiable Assets
                       Years Ended September 30,         Years Ended September 30,        Years Ended September 30,
    (thousands)            1996            1995              1996            1995             1996           1995
    North America       $73,347         $63,515           $21,753         $18,479         $175,500       $180,413
    South America        18,456           9,286             4,779           2,506           47,191         39,819
     Totals             $91,803         $72,801           $26,532         $20,985         $222,691       $220,232

   North America consists primarily of the United States, but also includes Canada, which represents 2% or less of the total amounts shown for each period. Prior to 1995 the Company did not have significant operations in geographic areas other than North America.